2005 HANSEN NATURAL CORPORATION

STOCK OPTION PLAN

FOR NON-EMPLOYEE DIRECTORS

1.	Purpose

The purpose of the 2005 Hansen Natural Corporation Stock Option Plan for Non-Employee Directors is to attract and retain persons of ability as directors of Hansen Natural Corporation and to further align the economic interests of directors with those of the Company’s stockholders. The Plan is effective as of May 1, 2005, subject to stockholder approval pursuant to Section 11.

2.	Definitions

When used herein, the following terms shall have the following meanings:

“Additional Option” shall have the meaning ascribed to such term in Section 4(a).

“Beneficiary” means the beneficiary or beneficiaries designated pursuant to Section 6 to receive the benefit, if any, provided under the Plan upon the death of a Director.

“Board” means the Board of Directors of the Company.

“Change in Control” means (i) the acquisition of “beneficial ownership” by any person (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), corporation or other entity other than the Company or a wholly-owned subsidiary of the Company of 50% or more of the outstanding Stock, (ii) the sale or disposition of substantially all of the assets of the Company or (iii) the merger of the Company with another corporation in which the Stock is no longer outstanding after such merger.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Hansen Natural Corporation, and its successors and assigns.

“Director” means a member of the Board.

“Eligible Director” means a Director: (i) who is not an employee of the Company or its subsidiaries or affiliates, (ii) who does not serve as a consultant of the Company or its subsidiaries or affiliates and (iii) whom the Company is not contractually obligated to nominate as a Director.

“Exchange” means the New York Stock Exchange, or if the Stock is not listed on the New York Stock Exchange, the principal exchange on which the Stock is listed or the NASDAQ quotation system of the National Association of Securities Dealers, Inc.

“Fair Market Value” means, as of any date, the closing price on the Exchange for one share of Stock on such date. In the event that the Company’s shares are not publicly traded on an Exchange, a good faith determination by the Board shall be the Fair Market Value for all purposes.

“Option” means a non-qualified option to purchase Stock subject to the applicable provisions of Section 4 and awarded in accordance with the terms of the Plan.

“Option Agreement” means the written agreement evidencing each Option granted to an Eligible Director under the Plan.

“Plan” means the 2005 Hansen Natural Corporation Stock Option Plan For Non-Employee Directors, as the same may be amended, administered or interpreted from time to time.

“Shareholder Approval Date” means the date that the Plan is approved by the shareholders of the Company.

“Stock” means the common stock of the Company.

“Total Disability” means the complete and permanent inability of a Director to perform all of his or her duties as a Director, as determined by the Board upon the basis of such evidence, including independent medical reports and data, as the Board deems appropriate or necessary.

3.	Shares Subject to the Plan

The aggregate number of shares of Stock which may be awarded under the Plan or subject to purchase by exercising Options is 100,000 shares. Such shares shall be made available either from authorized and unissued shares or shares held by the Company in its treasury. If, for any reason, any shares of Stock subject to purchase or payment by exercising an Option under the Plan are not delivered or are reacquired by the Company, for reasons including, but not limited to, termination of directorship, or expiration or a cancellation with the consent of a Director of an Option, such shares of Stock shall again become available for award under the Plan.

4.	Grant of Stock Options

(a)        Subject to the provisions of the Plan, an Eligible Director who is first elected or appointed to the Board after May 1, 2005 shall be granted an Option to purchase 3,000 shares of Stock, which grant shall be effective as of the later of the date such Eligible Director is elected or appointed to the Board and the Shareholder Approval Date. Commencing on the later of the Shareholder Approval Date and the fifth anniversary of the date that an Eligible Director was first elected or appointed to the Board (whether first elected or appointed to the Board before or after May 1, 2005), and on each five-year anniversary of such date thereafter, each Eligible Director shall receive an additional grant of an Option to purchase 2,400 shares of Stock (an “Additional Option”). Notwithstanding the foregoing, (A) no Option shall be granted after the expiration of ten years from the effective date of the Plan, (B) the exercise period for Options shall be ten years from the date of grant, and (C) the exercise price per share shall be equal to the greater of the par value of one share of Stock if the Stock has a par value and the Stock’s Fair Market Value at the date of grant of the Option.

(b)        (i) Except as otherwise set forth in paragraph (ii) below, each Option shall become vested and exercisable with respect to the shares subject to the Option in accordance with the following schedule, provided that the optionee is an Eligible Director on such dates:

Date	Percentage of Option Exercisable
Date of Grant	0%
First Anniversary of Grant	25%
Second Anniversary of Grant	50%
Third Anniversary of Grant	75%
Fourth Anniversary of Grant	100%

(ii)         Notwithstanding the foregoing, each Additional Option that is granted on the Shareholder Approval Date shall become vested and exercisable with respect to the shares subject to such Additional Option in accordance with the following schedule, provided that the optionee is an Eligible Director on such dates:

Date	Percentage of Option Exercisable
Shareholder Approval Date	25%
May 1, 2006	50%
May 1, 2007	75%
May 1, 2008	100%

(iii)        Notwithstanding any provision of the Plan to the contrary, pursuant to Section 11, in no event may an Option be granted hereunder prior to the Shareholder Approval Date.

(c)        (i)         If a Director’s membership on the Board terminates for any reason other than death or Total Disability, his or her Options may be exercised to the extent vested, at any time, or from time to time, within three months after the date of the termination, but not later than the expiration date specified in Section 4(a) above; provided, further, that all unvested Options shall automatically terminate on the date of such termination.

(ii)         If a Director dies while a Director, his or her Options may be exercised to the extent vested by his or her Beneficiary including, if applicable, his or her executors or administrators, at any time, or from time to time, within twelve months after the date of the Director’s death, but no later than the expiration date specified in Section 4(a) above;

provided, further, that all unvested Options shall automatically terminate on the date of such termination.

(iii)        If the Director’s membership on the Board terminates because of his or her Total Disability, he or she may exercise his or her Options to the extent vested at anytime, or from time to time, within twelve months after the date of the termination, but not later than the expiration date specified in Section 4(a) above; provided, further, that all unvested Options shall automatically terminate on the date of such termination.

(d)        No Option granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Director, an Option shall be exercisable only by the Director.

(e)        Each Option granted under the Plan shall be evidenced by a written Option Agreement, in a form approved by the Board. Such Option Agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or as required by the Board for the form of Option granted and such other terms and conditions as the Board may specify. Further, each such Option Agreement shall provide that unless at the time of exercise of the Option there shall be a valid and effective registration statement under the Securities Act of 1933 (“33 Act”) and appropriate qualification and registration under applicable state securities laws relating to the Stock being acquired pursuant to the Option, the Director shall upon exercise of the Option give a representation that he or she is acquiring such shares for his or her own account for investment and not with a view to, or for sale in connection with, the resale or distribution of any such shares. In the absence of such registration statement, the Director shall be required to execute a written affirmation, in a form reasonably satisfactory to the Company, of such investment intent and to further agree that he or she will not sell or transfer any Stock acquired pursuant to the Option until he or she requests and receives an opinion of the Company’s counsel to the effect that such proposed sale or transfer will not result in a violation of the ‘33 Act, or a registration statement covering the sale or transfer of the shares has been declared effective by the Securities and Exchange Commission, or he or she obtains a no-action letter from the Securities and Exchange Commission with respect to the proposed transfer.

(f)         Except as otherwise provided in the Plan, the purchase price of the shares as to which an Option shall be exercised shall be paid to the Company at the time of exercise either in cash or in Stock already owned by the optionee, or a combination of cash and Stock, or in such other consideration as the Board deems appropriate, having a total fair market value equal to the exercise price.

5.	Certificates for Awards of Stock

(a)        Each Director entitled to receive shares of Stock under the Plan shall be issued a certificate for such shares. Such certificate shall be registered in the name designated by the Director, and shall bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to such shares and shall be subject to appropriate stop-transfer orders.

(b)        Shares of Stock shall be made available under the Plan either from authorized and unissued shares, or shares held by the Company in its treasury. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (i) the listing of such shares on any stock exchange on which the Stock may then be listed and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any governmental body, which the Board shall, in its sole discretion, determine to be necessary or advisable.

(c)        All certificates for shares of Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state securities laws, and the Board may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 5(c) shall not be effective if and to the extent that the shares of Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, or if, and so long as, the Board determines that application of such provisions is no longer required or desirable. In making such determination, the Board may rely upon an opinion of counsel for the Company.

(d)        Each Director who receives Stock upon exercise of an Option shall have all of the rights of a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions. No Director awarded an Option shall have any right as a stockholder with respect to any shares subject to such Option prior to the date of issuance to him or her of a certificate or certificates for such shares.

6.	Beneficiary

(a)        Each Eligible Director shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Option, if any, awarded under the Plan upon his or her death. A Director may from time to time revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Director’s death, and in no event shall it be effective as of a date prior to such receipt.

(b)        If no such Beneficiary designation is in effect at the time of a Director’s death, or if no designated Beneficiary survives the Director or if such designation conflicts with law, the Director’s estate shall be entitled to receive the Option, if any, awarded under the Plan upon his or her death. If the Company is in doubt as to the right of any person to receive such Option, the Company may retain such Option, without liability for any income thereon, until the Company determines the rights thereto, or the Company may transfer such Option into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.

7.	Administration of the Plan

(a)        The Plan shall be administered by the Board. The Plan is intended to be a “formula plan” for purposes of Rule 16b-3(d) under the Securities Exchange Act of 1934 and shall be administered by the Board is a manner consistent with the requirements of such Rule.

(b)        All decisions, determinations or actions of the Board made or taken pursuant to grants of authority under the Plan shall be made or taken in the sole discretion of the Board and shall be final, conclusive and binding on all persons for all purposes.

(c)        The Board shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and its interpretations and constructions thereof and actions taken thereunder shall be final, conclusive and binding on all persons for all purposes.

(d)        The Board’s decisions and determinations under the Plan need not be uniform and may be made selectively among Directors, whether or not such Directors are similarly situated.

8.	Amendment or Discontinuance

The Board may, at any time, amend or terminate the Plan. No amendment shall, without approval by a majority of the Company’s stockholders, (i) alter the group of persons eligible to participate in the Plan, (ii) materially increase the benefits provided under the Plan to the extent that stockholder approval would then be required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 or successor rule or regulation, (iii) increase the maximum number of shares of Stock which are available for awards under the Plan or (iv) extend the period during which Options may be granted under the Plan beyond the expiration of ten years from the effective date of the Plan. No amendment or termination shall retroactively impair the rights of any person with respect to an Option.

9.	Adjustments in Event of Change in Common Stock

(a)        Subject to Section 9(b), in the event of any change in the outstanding Stock by reason of any stock recapitalization, merger, consolidation, combination or exchange of shares, the kind of shares subject to Options and their purchase price per share (but not the number of shares) shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable. In the event of a stock dividend or stock split the kind of shares, their purchase price per share and the number of shares shall be appropriately adjusted, consistent with such change in such manner as the Board may deem equitable. Any adjustment so made shall be final and binding.

(b)        Notwithstanding anything else herein to the contrary, upon the occurrence of a Change in Control, any outstanding Options not theretofore exercisable shall immediately become exercisable in their entirety, and the Company may require the mandatory surrender by all optionees of some or all of the then-outstanding Options held by such optionees as of the date of such Change of Control, in which event the Company shall thereupon cancel such Options and the Company shall pay to each such optionee an amount of cash equal to (i) the difference between (A) the closing price of the Stock on the date of such Change in Control and

(B) the exercise price of the Option times (ii) the number of shares of Stock underlying such Option.

10.	Miscellaneous

(a)        Nothing in this Plan or any Option Agreement hereunder shall confer upon any Director any right to continue as a member of the Board.

(b)        No Director shall have any claim to an Option until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(c)        If the Board shall find that any person to whom any Option, or portion thereof, is awarded to under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, then any payment due him or her (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Board so directs the Company, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Board to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

(d)        The right of any Director or other person to any Option or Stock under the Plan may not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, except as provided in Section 6 with respect to the designation of a Beneficiary or as may otherwise be required by law. If, by reason of any attempted assignment, transfer, pledge, or encumbrance or any bankruptcy or other event happening at any time, any right to acquire shares or exercise Options granted under the Plan would be made subject to the debts or liabilities of the Director or his or her Beneficiary or would otherwise devolve upon anyone else and not be enjoyed by the Director or his or her Beneficiary, then the Board may terminate such person’s interest in any such payment and direct that the same be held and applied to or for the benefit of the Director, his or her Beneficiary or any other persons deemed to be the natural objects of his or her bounty, taking into account the expressed wishes of the Director (or, in the event of his or her death, those of his or her Beneficiary) in such manner as the Board may deem proper.

(e)        Copies of the Plan and all amendments, administrative rules and procedures and interpretations shall be made available to all Directors at all reasonable times at the Company’s headquarters.

(f)         The Board may cause to be made, as a condition precedent to the grant of any Option, or otherwise, appropriate arrangements with the Director or his or her Beneficiary, for the withholding of any federal, state, local or foreign taxes.

(g)        The Plan and the grant of Options shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required.

(h)        All elections, designations, requests, notices, instructions and other communications from a Director, Beneficiary or other person to the Board, required or permitted under the Plan, shall be in such form as is prescribed from time to time by the Board and shall be mailed by first class mail or delivered to such location as shall be specified by the Board.

(i)         The terms of the Plan shall be binding upon the Company and its successors and assigns.

(j)         Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(k)        The Company shall have the right to require an optionee to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for Stock.

11.	Effective Date

The effective date of the Plan shall be May 1, 2005, subject to approval by a majority of the Company’s stockholders at their 2005 Annual Meeting. Notwithstanding anything in the Plan to the contrary, if the Plan shall have been approved by the Board prior to such Annual Meeting, Directors may be selected and award criteria may be determined as provided herein subject to such subsequent stockholder approval; provided, however, that, in no event may an Option be granted hereunder prior to the Shareholder Approval Date.

12.	Governing Law

The Plan shall be construed according to the laws of the State of Delaware and all provisions hereof shall be administered according to and its validity shall be determined under, the laws of such state, except where preempted by federal law.

13.	Indemnification

No member of the Board shall be personally liable for any action, determination, or interpretation taken or made with respect to the Plan or any award there under,. The Company shall indemnify all members of the Board to the extent permitted by law, from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan.

14.	Code Section 409A

The Plan and all benefits derived there from are not intended to constitute compensation deferred under a nonqualified deferred compensation plan as contemplated in Section 409A of the Code. Accordingly, notwithstanding any other provision of the Plan, the provisions of the Plan will be interpreted consistent with the preceding sentence, and the Board may modify the Plan to the extent it deems advisable to prevent the application of Section 409A of the Code.

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